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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


The Board of Directors
Myriad Genetics, Inc.

We consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of Myriad Genetics, Inc. of our report dated August 22, 2000, related to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 annual report on Form 10-K of Myriad Genetics, Inc., and the reference to our firm under the heading "Experts" in the registration statement.

                                     KPMG LLP

Salt Lake City, Utah
October 26, 2000